Exhibit 4.2

SPECIMEN

BJB CAREER EDUCATION COMPANY, LIMITED

Number

Shares
-[no. of shares]-

Incorporated under the laws of the Cayman Islands

Share capital is **US$50,000** divided into **400,000,000 Shares** of a par value of **US$0.000125** each

THIS IS TO CERTIFY THAT **[Shareholder]** is the registered holder of **[no. of shares]** Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the day of 2009 by:

DIRECTOR ______________________________

© GOES 740
All Rights Reserved

LITHO. IN U.S.A.

TRANSFER

I	(the Transferor) for the value received

DO HEREBY transfer to	(the Transferee) the

shares standing in my name in the

undertaking called BJB CAREER EDUCATION COMPANY, LIMITED

To hold the same unto the Transferee

Dated

Signed by the Transferor

in the presence of:

Witness	Transferor